Exhibit 3.16

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
IOC-CARUTHERSVILLE, LLC

This Second Amended and Restated Operating Agreement of IOC-CARUTHERSVILLE LLC (this “Agreement”), dated as of June 12, 2007, is entered into by Isle of Capri Casinos, Inc., a Delaware corporation, as the sole member (the “Member”), and Allan Solomon, Timothy Hinkley and Bernard Goldstein (collectively, the “Managers”).  The Member and the Managers, by execution of this Agreement, hereby continue a limited liability company pursuant to and in accordance with the Missouri Limited Liability Company Act (the “Act”) and hereby agrees as follows:

1.             Name.  The name of the limited liability company hereby continued is “IOC-Caruthersville, LLC” (f/k/a Aztar Missouri Riverboat Gaming Company, L.L.C.) (the “Company”).

2.             Purpose.  The purpose to be conducted or promoted by the Company is to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Missouri.

3.             Member.  The name and business or mailing address of the Member are as follows:

Name	Address

Isle of Capri Casinos, Inc.	600 Emerson Rd.
St. Louis, MO 63141

4.             Powers.  The business and affairs of the Company shall be managed by or under the direction of the Managers.  The Managers shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Missouri.  The Managers may from time to time appoint persons to act on behalf of the Company and may hire employees and agents and appoint officers to perform such functions as from time to time shall be delegated to such employees, agents and officers by the member.  The Managers (and any individual appointed by the Managers) are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any state or other jurisdiction in which the Company conducts business.

5.             Capital Contributions.  The Member may make, but is not required to make, future contributions to the Company in cash or other property in its discretion.

6.             Profit and Losses.  Distributions may be made to the Member at the times and in the aggregate amounts determined by the Member.  Such distributions shall belong to the Member.

7.             Admission of Additional Members.  No person may be admitted to the Company as a member without the prior written consent of the Member.

8.             Liability of Members.  The Member, and any additional member, shall not have any liability for the obligations or liabilities of the Company except to the extent provided by law.

9.             Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Missouri, all rights and remedies being governed by said laws.

10.           Tax Classification.  It is intended for the Company to be treated as a disregarded as a separate entity from the Member for U.S. federal income tax purposes.  No election will be made to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Operating Agreement as of the date and year first written above.

MEMBER:

Isle of Capri Casinos, Inc.,
a Delaware corporation

By:	/s/ [SIGNATURE APPEARS HERE]
Name:
Title:

MANAGERS:

/s/ Allan Solomon
Allan Solomon

/s/ Timothy Hinkley
Timothy Hinkley

/s/ Bernard Goldstein
Bernard Goldstein

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
AZTAR MISSOURI RIVERBOAT GAMBLING COMPANY, L.L.C.

WHEREAS, Aztar Missouri Riverboat Gaming Company, L.L.C. (the “Company”) and Tropicana Casinos and Resorts, Inc., as the sole member of the Company (the “Original Member”), entered into an Amended and Restated Operating Agreement for the Company, effective as of January 3, 2007 (the “Operating Agreement”).

WHEREAS, pursuant to that certain Assignment of Membership Interest, dated as of June 10, 2007, between the Original Member and Isle of Capri Casinos, Inc. (the “Current Member”), the Current Member acquired all of the outstanding membership interests of the Company and replaced the Original Member as the sole member of the Company.

WHEREAS, pursuant to Section 5 of the Operating Agreement, the sole member of the Company may replace the Manager at any.

NOW THEREFORE, the Current Member agrees as follows:

The second sentence of Section 5 of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

“The Manager of the Company shall be Isle of Capri Casinos, Inc.”

SOLE MEMBER

ISLE OF CAPRI CASINOS, INC.

By:	/s/ [SIGNATURE APPEARS HERE]
Name:
Title: